Exhibit 2.1

SHARE EXCHANGE AGREEMENT and PLAN of REORGANIZATION

by and among

LOGIQ, INC., A DELAWARE CORPORATION

PARK PLACE PAYMENTS, INC. AS ITSELF AND AS THE ESCROW AGENT,

TIM ETTUS, SOLELY IN HIS CAPACITY AS THE REPRESENTATIVE

and

THE STAKEHOLDERS OF PARK PLACE PAYMENTS

NAMED HEREIN

Dated as of April 21, 2023

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of April 21, 2023 (the “Effective Date”), is by and among Logiq, Inc, a Delaware Corporation (“LGIQ”), Park Place Payments, Inc., a Delaware corporation (“Park Place”) in its capacity as an entity and also as the Escrow Agent, as defined below, Tim Ettus, solely in his capacity as the Representative (as defined in Article VIII below), and the Shareholders of Park Place set forth on the signature page hereto (the “Shareholders”). The holders of the SAFEs of Park Place along with the Shareholders shall be described herein collectively as the “Stakeholders.” Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A       LGIQ is subject to the reporting requirements of the Exchange Act and LGIQ’s common shares are quoted for public trading on the OTC Markets OTCQB Market (the “OTC”).

B.       As of the date of this Agreement, LGIQ is authorized to issue one class of stock designated as common stock (“Common Stock”), the total number of shares of which LGIQ is authorized to issue being two hundred fifty million (250,000,000). As of the date of this Agreement LGIQ has approximately seventy-two million three hundred sixty-five thousand three hundred eighty (72,365,380) shares of common stock issued and outstanding.

C.        As of the date of this Agreement Park Place is privately held and is authorized to issue one class of stock (“Park Place Common Stock”), the total number of shares of which Park Place is authorized to issue being 12,000,000. As of the date of this Agreement Park Place has approximately 10,349,185 shares of common stock issued and outstanding.

The stockholders of Park Place are the record and beneficial owners of those shares of Park Place Common Stock, or the right to receive such shares of Park Place Common Stock, set forth opposite such stockholder’s name on Exhibit C-1_hereto.

D.       The Stakeholders have agreed to exchange all of their Park Place equity in exchange for (i) an aggregate of two million ($2,000,000) equivalent of newly issued shares of the Common Stock, $0.0001 par value, of LGIQ (the “LGIQ Stock”) (such amount of shares, the “Closing Shares”), and (ii) an aggregate of four million ($4,000,000) equivalent of LGIQ Stock (the “Earnout Shares” and together with the Closing Shares and any Additional Shares as defined below, the “Merger Consideration”), in each of cases (i) and (ii) priced on the fifteen (15) trading day volume weighted average price (“VWAP”) immediately prior to the Closing, and be subject to the terms of distribution as set forth in this Agreement and the resale restrictions as defined in Section 2. The Parties have further agreed that Logiq shall issue an additional one million ($1,000,000) equivalent of newly issued shares of LGIQ Stock to the Stakeholders (the “Additional Shares”) if DLQ, Inc, a subsidiary of LGIQ (“DLQ”) has not been acquired by Abri SPAC I pursuant to an anticipated de-SPAC transaction (the “LGIQ Acquisition”) by November 1, 2023. Such Additional Shares shall be priced on the fifteen (15) trading day volume weighted average price (“VWAP”) immediately prior to November 1, 2023, and be subject to the terms of distribution as set forth in this Agreement and the resale restrictions as defined in Section 2

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E.       The Stakeholders and LGIQ have agreed that, after the Closing, the Closing Shares and the Earnout Shares will be held in escrow by Park Place until the earlier of (i) November 1, 2023 and (ii) a date not to exceed thirty calendar days after the date of the LGIQ Acquisition, at which time the Closing Shares will be distributed to the Stakeholders (such date, the “Distribution Date”) by Park Place as described herein. The Earnout Shares shall be distributed on the one year anniversary of the Effective Date (the “Earnout Date”), subject to the achievement of the milestones set forth herein. LGIQ is required to provide notice to the Representative within one calendar day of the closing of the LGIQ Acquisition.

F.       The Boards of Directors of each of LGIQ and Park Place have determined that it is in the best interests of all of the Parties to execute this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

1.1.       Exchange Park Place Common Stock for LGIQ Stock. At the Closing, the Shareholders shall sell, transfer, convey, assign and deliver to LGIQ their Park Place Common Stock free and clear of all Liens and other encumbrances in exchange for the LGIQ Stock, and LGIQ shall commit to issue the Closing Shares to Park Place, as the Escrow Agent (as defined below) on the Closing Date, to be held in escrow and distributed to the Stakeholders (as described below) on the Distribution Date (including any shares issued as a dividend on the Closing Shares whether on or about the Distribution Date or pursuant to the Side Letter Agreement in substantially the form attached hereto as Exhibit A) pursuant to the schedule attached as Exhibit 1.1 hereto, as may be updated solely to account for the treatment of SAFEs as having converted to Common Stock per their conversion terms, by the election of the holders thereof (their “Pro Rata Ownership”). All parties hereto agree that the value of the Closing Shares distributed on the Distribution Date shall be priced based on the fifteen (15) trading day VWAP immediately prior to the Distribution Date.

1.2.       Closing. The closing (the “Closing”) of the Transactions contemplated hereby shall take place at the offices of the Kline Law Group, in Irvine, CA commencing at or before 5:00 PM PDT on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

1.3.       Earnout and Other Incentive Payments.

(a)        As additional consideration, LGIQ shall distribute, or cause to be distributed to the Stakeholders the Earnout Shares when, as and if any such shares become issuable pursuant to this Agreement, on the terms and subject to the conditions set forth on Exhibit 1.3. Any portion of the Earnout Shares issuable pursuant to this Section 1.3 does not constitute compensation for services, but rather constitutes part of the consideration for the Park Place equity owned by the Stakeholders.

(b)       Following the Closing Date, for so long as the Earnout Shares may become issuable hereunder, LGIQ shall notify the Representative promptly upon achievement of any Earnout Targets and shall promptly, but no more than ten days following the Earnout Date, transfer, or cause to be transferred, to each Stakeholder, a number of Earnout Shares equal to the number of such Stakeholder’s Pro Rata Ownership.

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(c)       Notwithstanding anything to the contrary herein, LGIQ shall, and shall cause its Affiliates to act reasonably and in good faith in its operations of Park Place following the Closing and the offering of its products and services during the period prior to the Earnout Date, use commercially reasonable efforts to achieve the Earnout Targets, and not take any actions intended or reasonably expected to avoid or decrease the issuance of the Earnout Shares. For purposes of clarity, the non-renewal of any contracts with any third parties and any failure to pursue or enter into any contracts with any third parties, by LGIQ, Park Place or any of their respective subsidiaries for a legitimate business purpose (other than for the purpose of avoiding or decreasing the issuance of the Earnout Shares) shall not be deemed to be a violation of LGIQ’s obligation to act reasonably in good faith and use commercially reasonable efforts to achieve the Earnout Targets. In the event of a change of control of LGIQ or Park Place by sale or other disposition to a third party (other than the LGIQ Acquisition or the acquisition of Park Place by an entity under common control with LGIQ), LGIQ shall as a condition to the closing of such transaction accelerate the distribution of the Earnout so that the Earnout Shares are issued in full immediately prior to the closing of such change of control (if such payment is not due prior to such date under the terms of this Agreement).

ARTICLE II

Representations and Warranties of the Stakeholders

The Stakeholders each hereby represent and warrant to LGIQ with respect to themselves, as follows.

2.1.       Good Title. Each Stakeholder is the record and beneficial owner, and has good title to its Park Place equity, with the right and authority to sell and deliver such Park Place equity. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of LGIQ as the new owner of such Park Place Common Stock in the share register of Park Place, LGIQ will receive good title to such Park Place Common Stock, free and clear of all Liens.

2.2.       Power and Authority. Each Stakeholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by each Stakeholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Stakeholder, enforceable against the Stakeholder in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.3.       No Conflicts. The execution and delivery of this Agreement by each Stakeholder and the performance by the Stakeholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Stakeholder; and (c) will not violate or breach any contractual obligation to which the Stakeholder is a party.

2.4.       Litigation. There is no pending proceeding against any Stakeholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Stakeholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5.       No Finder’s Fee. No Stakeholder has created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

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2.6.       Purchase Entirely for Own Account. The LGIQ Stock proposed to be acquired by each Stakeholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Stakeholder has no present intention of selling or otherwise distributing the LGIQ Stock, except in compliance with applicable securities laws.

2.7.       Available Information. Each Stakeholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in LGIQ. Each Stakeholder hereby acknowledges that it has had the opportunity review all publicly available information concerning LGIQ, including, but not limited to all filings made by LGIQ to the SEC pursuant to the Exchange Act

2.8.       Non-Registration. Each Stakeholder understands that the LGIQ Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Stakeholder’s representations as expressed herein.

2.9.       Restricted Securities. Each Stakeholder understands that the shares of LGIQ Stock are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Stakeholder pursuant hereto, the LGIQ Stock would be acquired in a transaction not involving a public offering. The issuance of the LGIQ Stock hereunder has not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the LGIQ Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. Each Stakeholder further acknowledges that if the LGIQ Stock is issued to the Stakeholder in accordance with the provisions of this Agreement, such LGIQ Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Each Stakeholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10.        Accredited Investor. Each Stakeholder is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act.

2.11.       Legends. Each Stakeholder hereby understands and acquiesces that the LGIQ Stock will bear the following legend or one substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT:

(1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

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2.12.       Additional Legend; Consent. Additionally, the LGIQ Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Stakeholder consents to LGIQ making a notation on its records or giving instructions to any transfer agent of LGIQ Stock in order to implement the restrictions on transfer of the Shares.

2.13       Lock-Up. No Stakeholder shall, during the Lock-up Period, (a) offer, pledge, hypothecate, assign, sell (including, without limitation, any short sale whether or not against the box), contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the LGIQ Stock or any securities convertible into or exercisable or exchangeable for the LGIQ Stock or any rights thereto (including LGIQ Stock or such other securities convertible into or exercisable or exchangeable for LGIQ Stock that may be deemed to be beneficially owned by such Stakeholder in accordance with the rules and regulations of the SEC) (collectively, the “Restricted LGIQ Securities”) or publicly disclose the intention to make any such offer, sale, pledge or disposition or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the LGIQ Stock or such other securities convertible into or exercisable or exchangeable for LGIQ Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the LGIQ Stock or such other securities convertible into or exercisable or exchangeable for the LGIQ Stock, in cash or otherwise. No Stakeholder shall, during the Lock-up Period, directly or indirectly limit its right, title or interest or right to vote in any manner any of the Restricted LGIQ Securities, or agree to do any of the following: (i) grant any proxies or powers of attorney with respect to any of the Restricted LGIQ Securities, deposit any of the Restricted LGIQ Securities into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Restricted LGIQ Securities in contravention of the obligations of Stakeholder under this Agreement, (ii) permit any Restricted LGIQ Securities to be, or become subject to any liens or (ii) take any other action that would in any way restrict, limit or interfere with the performance of Stakeholders’ obligations hereunder or the transactions contemplated by this Agreement. In furtherance of the foregoing, LGIQ and any duly appointed transfer agent for the registration or transfer of the Restricted LGIQ Securities described herein are hereby authorized to decline to make any transfer of Restricted LGIQ Securities if such transfer would constitute a violation or breach of this Section 2.13. The term “Lock-up Period” means the period commencing on the Closing Date and ending the earlier of (A) six months after the completion of the Closing Date or (B) the date on which the LGIQ completes a liquidation, merger, stock exchange or other similar transaction after the Closing Date that results in all of its stockholders having the right to exchange their shares of LGIQ Stock for cash, securities or other property.

2.14       Deferred Compensation of Park Place Employee Stakeholders. Any Stakeholder who is also an employee of Park Place as of the date of this Agreement (each an “Employee Stakeholder”) agrees that by signing this Agreement and receiving the right to be granted LGIQ Stock pursuant to its terms, such Stakeholder agrees to accept any compensation owed by Park Place or LGIQ on a deferred basis subject to the terms of Section 7.4 below, and hereby represents and warrants that such Employee Stakeholder will bring no claims against Park Place or LGIQ for having paid such compensation on a deferred basis, provided that such deferred compensation shall in any event be paid no later than the end of 2023.

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ARTICLE III

Representations and Warranties of Park Place

Subject to such exceptions as are specifically set forth in the appropriate section or subsection of the disclosure schedule delivered by Park Place to LGIQ on the date hereof and attached hereto as Exhibit 3 (the “Park Place Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Park Place Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates, and (ii) the information set forth in each section, subsection, and subclause of the Park Place Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsection of this Article III, and (B) any other representations and warranties set forth in this Article III if it is reasonably apparent on the face of such disclosure, without independent knowledge of the matters described therein, that it applies to such other section or subsection of this Article III) Park Place hereby represents and warrants to LGIQ, as of the date hereof and as of the Closing Date, as though made at the Closing Date (except for such representations and warranties set forth herein and made as of a specified date, which are made only as of such specified date), as follows:

3.1.       Organization, Standing and Power. Park Place and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Park Place, a material adverse effect on the ability of Park Place to perform its obligations under this Agreement or on the ability of Park Place to consummate the Transactions (a “Park Place Material Adverse Effect”). Park Place and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Park Place Material Adverse Effect. Park Place has delivered to LGIQ true and complete copies of the Park Place Charter, the Park Place Bylaws, and the comparable charter, organizational documents and other constituent Park Place Options of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.       Subsidiaries; Equity Interests. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Park Place, by another subsidiary of Park Place or by Park Place and another subsidiary of Park Place , free and clear of all Liens. Except for its interests in its subsidiaries, Park Place does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than those set forth in Exhibit 3.2 hereto.

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3.3.       Capital Structure. The authorized capital stock of Park Place consists of 12,000,000 shares of common stock. As of the date hereof, 10,349,185 shares of the Park Place Common Stock are issued and outstanding as set forth in Exhibit 3.3 hereto. No other classes of membership or other voting securities of Park Place are issued or reserved for issuance or outstanding. Park Place is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding common shares of Park Place and the capital stock of each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Delaware, the Park Place Articles of Incorporation, the Park Place Bylaws or any Contract to which Park Place is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Park Place or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Park Place’s Common Stock or the capital stock of any of its subsidiaries may vote (“Voting Park Place Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Park Place or any of its subsidiaries is a party or by which any of them is bound (a) obligating Park Place or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Park Place or any of its subsidiaries or any Voting Park Place Debt, (b) obligating Park Place or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Park Place or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Park Place to repurchase, redeem or otherwise acquire any common shares of Park Place.

3.4.       Authority; Execution and Delivery; Enforceability. Park Place has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Park Place of this Agreement and the consummation by Park Place of the Transactions have been duly authorized and approved by the Board of Directors and Stakeholders of Park Place and no other corporate proceedings on the part of Park Place are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Park Place in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.5.       No Conflicts; Consents. The execution and delivery by Park Place of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Park Place or any of its subsidiaries under, any provision of (i) the Park Place Articles of Incorporation, the Park Place Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which Park Place or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any material judgment, order or decree or material Law applicable to Park Place or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Park Place Material Adverse Effect.

3.6.       Compliance with Applicable Laws. Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Park Place or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions. Park Place and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Park Place Material Adverse Effect.

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3.7.       Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Park Place or any of its subsidiaries.

3.8.       Foreign Corrupt Practices. Neither Park Place , nor any of its subsidiaries, nor, to Park Place ‘s knowledge, any director, officer, agent, employee or other person acting on behalf of Park Place or any of its subsidiaries has, in the course of its actions for, or on behalf of, Park Place (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.9.       Disclosure. All disclosure provided to LGIQ regarding Park Place and its business, furnished by or on behalf of Park Place in connection with this Agreement (including Park Place’s representations and warranties set forth in this Agreement) is complete and accurate in all material respects. No statement herein or in the Park Place Disclosure Schedule contains any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.10.       No Additional Agreements. Park Place does not have any agreement or understanding with the Stakeholders with respect to the Transactions other than as specified in this Agreement and the Joinder Agreement.

3.11       Undisclosed Liabilities. Park Place has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.12       Intellectual Property.

(a)       The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)       Section 3.12(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by Park Place (the “Park Place IP Registrations”). Park Place owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of its business as currently conducted or as proposed to be conducted (the “Park Place Intellectual Property”), free and clear of all Encumbrances. All of the Park Place Intellectual Property is valid and enforceable, and all Park Place IP Registrations are subsisting and in full force and effect. Park Place has taken all reasonable and necessary steps to maintain and enforce the Park Place Intellectual Property.

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(c)       The conduct of Park Place’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any person. No person has infringed, misappropriated, or otherwise violated any Park Place Intellectual Property.

3.13       Insurance. Park Place has disclosed to LGIQ all insurance policies maintained by Park Place or its Affiliates relating to the assets, business, operations, employees, officers, and directors of Park Place (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Park Place nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Park Place any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by persons conducting a business similar to Park Place and are sufficient for compliance with all applicable Laws and Contracts to which Park Place is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

3.17       Employee Benefit Matters.

(a)       Park Place has disclosed to LGIQ all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by Park Place or under which Park Place has or may have any Liability (each, a “Benefit Plan”).

(b)       For each Benefit Plan, Park Place has made available to LGIQ accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)       Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in substantial compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Park Place or, with respect to any period on or after the Closing Date, LGIQ or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for, to the extent required by GAAP.

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(d)       Park Place has not incurred and does not reasonably expect to incur: (i) any material Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e)       Park Place has not now or at any time within the previous five years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975 (e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f)       Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g)       Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of Park Place to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

3.18       Employment Matters.

(a)       Park Place has disclosed to LGIQ (i) all employees, independent contractors, and consultants of Park Place; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of Park Place for services performed on or prior to the Closing Date have been paid in full.

(b)       Park Place is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of Park Place. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)       Park Place is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

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3.19       Taxes.

(a)       All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by Park Place on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Park Place. Park Place has delivered to LGIQ copies of all Tax Returns and examination reports of Park Place and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after January 1, 2019. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)       Park Place has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any person (other than Park Place) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)       There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d)       Park Place is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Park Place is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

3.20       Bank Accounts. Park Place has disclosed to LGIQ, with respect to each account of Park Place with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other persons authorized to withdraw funds from each such account.

3.21       Legal Proceedings; Governmental Orders.

(a)       There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summonses, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Park Place’s knowledge, threatened against or by Park Place or any Affiliate of Park Place: (i) relating to or affecting Park Place or any of Park Place’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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(b)       There are no outstanding, and Park Place is in compliance with all, Governmental Orders against, relating to, or affecting Park Place or any of its properties or assets.

3.22       Real Property; Title to Assets.

(a)       Park Place has disclosed to LGIQ all real property in which Park Place has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by Park Place, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Park Place has delivered or made available to LGIQ true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(c)       Park Place has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.22 (b) of the Disclosure Schedules.

(d)       Park Place is not a sublessor or grantor under any sublease or other instrument granting to any other person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of Park Place’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a person other than Park Place.

ARTICLE IV

Representations and Warranties of LGIQ

LGIQ hereby represents and warrants to the Stakeholders and LGIQ, as of the date hereof and as of the Closing Date, as though made at the Closing Date (except for such representations and warranties set forth herein and made as of a specified date, which are made only as of such specified date), as follows:

4.1        Subsidiaries. LGIQ has disclosed to Park Place, all outstanding voting securities of or other interests in, or any Control it has over, any other person.

4.2       LGIQ Organization and Name. LGIQ is a corporation, duly organized, validly existing and in good standing under the laws of Nevada, its jurisdiction of organization, and has the full power and authority and all necessary licenses, permits and other required authorization to: (i) enter into and execute this Agreement and to perform all of its obligations hereunder; and (ii) own and operate its assets and properties and to conduct and carry on its business as and to the extent now conducted. LGIQ is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership or use and operation of its assets or properties requires such qualification. The exact legal name of LGIQ is as set forth in the first paragraph of this Agreement, and LGIQ has disclosed to Park Place any other name or trade name under which LGIQ has conducted business during the last five (5) years.

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4.3       Authorization; Validity. LGIQ has full right, power and authority to enter into this Agreement, as provided herein and to perform all of its duties and obligations under this Agreement and this Agreement and no other action or consent on the part of LGIQ, its board of directors, stockholders, or any other person is necessary or required by LGIQ to execute this Agreement, consummate the Transactions contemplated herein and perform all of its obligations hereunder. The execution and delivery of this Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the LGIQ Charter and LGIQ Bylaws, or other governing documents. All necessary and appropriate corporate action has been taken on the part of LGIQ to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement and contract of LGIQ, enforceable against LGIQ in accordance with its respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies. LGIQ knows of no reason why any it cannot perform any of its Obligations under this Agreement or any related agreements.

4.4.       Capital Structure. The authorized capital stock of Logiq consists of 250,000,000 shares of common stock. As of April 12, 2023, 74,472,046 shares of Logiq Common Stock are issued and outstanding. All of the outstanding shares of common stock of LGIQ are validly issued, fully paid and nonassessable, have been issued in compliance with all foreign, federal and state securities laws and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. As of the date of this Agreement, no shares of LGIQ’s capital stock are subject to preemptive rights or any other similar rights or any Liens, claims or encumbrances suffered or permitted by LGIQ. The Common Stock is currently quoted on the OTCQB market (the “Principal Trading Market”) under the trading symbol “LGIQ”. LGIQ has received no notice, either oral or written, with respect to continued eligibility of the Common Stock for quotation on the Principal Trading Market, and the Issuing LGIQ has maintained all requirements on its part for the continuation of such quotation. To the extent not already disclosed in its Financial Statements and other filings with the SEC, LGIQ has disclosed to Park Place (i) any outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of LGIQ or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which LGIQ or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the LGIQ or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of LGIQ and (ii) any outstanding debt securities, notes, credit agreements, credit facilities or other contracts or instruments evidencing indebtedness of LGIQ or by which LGIQ is or may become bound, other than as it relates to the LGIQ Acquisition, (iii) any outstanding registration statements with respect to LGIQ or any of their respective securities, and there are no outstanding comment letters from the SEC, the Principal Trading Market, or any other Governmental Authority with respect to any securities of LGIQ; and (iv) any agreements or arrangements under which LGIQ is obligated to register the sale of any of its securities under the Securities Act or any other law of any other Governmental Authority (v) any financing statements filed with any Governmental Authority securing any obligations of LGIQ or filed in connection with any assets or properties of LGIQ; (vi) any securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) any outstanding securities or instruments of LGIQ which contain any redemption or similar provisions, and any contracts or agreements by which such LGIQ is or may become bound to redeem a security of such LGIQ (except pursuant to this Agreement). LGIQ has furnished to Park Place complete and correct copies of such LGIQ’s Articles of Incorporation, as amended and as in effect on the date hereof and such LGIQ Bylaws, as in effect on the date hereof, and any other governing or organizational documents, as applicable. Except for the documents delivered to Park Place in accordance with the immediately preceding sentence, there are no other Stakeholder agreements, voting agreements, operating agreements, or other contracts or agreements of any nature or kind that restrict, limit or in any manner impose obligations, restrictions or limitations on the governance of LGIQ.

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4.5       No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a violation of or conflict with the LGIQ Charter, LGIQ Bylaws, or any other organizational or governing documents of any LGIQ; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other person any rights of termination, amendment, acceleration or cancellation of, any provision of any contract or agreement to which LGIQ is a party or by which any of its or their assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any order, writ, injunction, decree, or any other judgment of any nature whatsoever; (iv) constitute a violation of, or conflict with, any law, rule, ordinance or other regulation (including foreign and United States federal and state securities laws and the rules and regulations of any Principal Trading Market); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Lien, claim or encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, LGIQ or any of their respective assets. LGIQ is not in violation of the LGIQ Charter, LGIQ Bylaws, or other organizational or governing documents, as applicable, and LGIQ is not in default or breach (and no event has occurred which with notice or lapse of time or both could put LGIQ in default or breach) under, and LGIQ has not taken any action or failed to take any action that would give to any other person any rights of termination, amendment, acceleration or cancellation of, any contract or agreement to which LGIQ is a party or by which any property or assets of LGIQ are bound or affected. No business of LGIQ is being conducted, and shall not be conducted, in violation of any law, rule, ordinance or other regulation. Except as specifically contemplated by this Agreement, Park Place is not required to obtain any consent or approval of, from, or with any Governmental Authority, or any other person, in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue the Advisory Fee Shares in accordance with the terms hereof. All consents and approvals which LGIQ is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof.

4.6       Issuance of Securities. The LGIQ Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and non-assessable, and free from all Liens, claims, charges, taxes, or other encumbrances with respect to the issue thereof, and will be issued in compliance with all applicable United States federal and state securities laws and the laws of any foreign jurisdiction applicable to the issuance thereof. Assuming the accuracy of the Stakeholder’s representations under Article II hereof, the issuance of the LGIQ Stock will be exempt from: (i) the registration and prospectus delivery requirements of the Securities Act; (ii) the registration and/or qualification provisions of all applicable state and provincial securities and “blue sky” laws; and (iii) any similar registration or qualification requirements of any foreign jurisdiction or other Governmental Authority.

4.7       Compliance With Laws. The nature and transaction of LGIQ’s business and operations and the use of its properties and assets, do not and hereafter shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any Permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent such violation or conflict would not result in a Material Adverse Effect.

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4.8       Environmental Laws and Hazardous Substances. Except to the extent that any of the following would not have a Material Adverse Effect (including financial reserves, insurance policies and cure periods relating to compliance with applicable laws and Permits) and are used in such amounts as are customary in the Ordinary Course of Business in compliance with all applicable Environmental Laws, LGIQ represents and warrants to Park Place that, to its knowledge: (i) LGIQ has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of LGIQ (whether or not owned by LGIQ) in any manner which at any time violates any Environmental Law or any Permit, certificate, approval or similar authorization thereunder; (ii) the operations of LGIQ comply in all material respects with all Environmental Laws and all Permits certificates, approvals and similar authorizations thereunder; (iii) there has been no investigation, Proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person, nor is any pending or, to LGIQ’s knowledge, threatened; and (iv) LGIQ has no liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.

4.9       Investment Company. LGIQ is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.10       SEC Documents; Financial Statements. LGIQ is subject to the reporting requirements of Sections 12 and 15 of the Exchange Act, and LGIQ has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC or any other Governmental Authority (all of the foregoing filed within the two (2) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). LGIQ is current with its filing obligations under the Exchange Act and all SEC Documents have been filed on a timely basis or LGIQ has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. LGIQ represents and warrants that true and complete copies of the SEC Documents are available on the SEC’s website (www.sec.gov) at no charge to Park Place , and Park Place acknowledges that it may retrieve all SEC Documents from such website and Park Place ‘s access to such SEC Documents through such website shall constitute delivery of the SEC Documents to Park Place; provided, however, that if Park Place is unable to obtain any of such SEC Documents from such website at no charge, as result of such website not being available or any other reason beyond Park Place ‘s control, then upon request from Park Place , LGIQ shall deliver to Park Place true and complete copies of such SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof, which amendments or updates are also part of the SEC Documents). As of their respective dates, the consolidated financial statements of the LGIQ included in the SEC Documents (the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. All of the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of LGIQ as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the knowledge of LGIQ and its officers, no other information provided by or on behalf of LGIQ to Park Place which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

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4.11       Absence of Certain Changes. Since the date the last of the SEC Documents was filed with the SEC, none of the following have occurred:

(a)       There has been no event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or

(b)       Any transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by LGIQ other than in the Ordinary Course of Business.

4.12       Litigation and Taxes. There are no active or pending Proceedings to LGIQ’s knowledge against LGIQ or their respective officers, managers, members or Stakeholders, or against or affecting any of their respective assets. In addition, there are no outstanding judgments, orders, writs, or decrees against or affecting LGIQ, its business or assets. There is no Proceeding, pending or threatened in respect of any tax returns of LGIQ.

4.13       Reserved.

4.14       ERISA Obligations. Park Place acknowledges that LGIQ has disclosed to Park Place any and all Employee Plans subject to ERISA.

4.15       Reserved.

4.16       Liabilities and Indebtedness of LGIQ. LGIQ has no Funded Indebtedness or any liabilities or obligations of any nature whatsoever, except: (i) as disclosed in the Financial Statements; or (ii) liabilities and obligations incurred in its Ordinary Course of Business since the date of the last Financial Statements filed by LGIQ with the SEC which do not or would not, individually or in the aggregate, exceed Three Million ($3,000,000).

4.17       Real Estate.

(a) Real Property Ownership. LGIQ does not own any Real Property.

4.18       Material Contracts. An accurate, current and complete copy of each of the Material Contracts has been furnished to Park Place and/or is readily available as part of the SEC Documents, and each of the Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except for those provided to Park Place prior to the Closing Date, there are no outstanding offers, bids, proposals or quotations made by LGIQ which, if accepted, would create a Material Contract with such LGIQ. Each of the Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of LGIQ and its officers, all obligations required to be performed under the terms of each of the Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any obligation of any party thereto or the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of LGIQ. Further, LGIQ has not received any notice, nor does LGIQ have any knowledge, of any pending or contemplated termination of any of the Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

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4.19       Title to Assets. LGIQ has good and marketable title to, or a valid leasehold interest in, all of its assets and properties which are material to its business and operations as presently conducted, free and clear of all liens, claims, charges or other encumbrances or restrictions on the transfer or use of same. Except as would not have a Material Adverse Effect, the assets and properties of LGIQ are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

4.20       Intellectual Property. LGIQ owns or possesses adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. LGIQ has no knowledge of any infringement by LGIQ of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of LGIQ, there is no claim, demand or Proceeding, or other demand of any nature being made or brought against, or to LGIQs’ knowledge, being threatened against, LGIQ regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement; and LGIQ is not aware of any facts or circumstances which might give rise to any of the foregoing.

4.21       Labor and Employment Matters. LGIQ has disclosed to Park Place any labor dispute or, to the knowledge of LGIQ, is any such dispute threatened. To the knowledge of LGIQ and its officers, none of the employees of LGIQ is a member of a union and LGIQ believes that its relations with its employees are good. To the knowledge of LGIQ and its officers, LGIQ has complied in all material respects with all laws, rules, ordinances and regulations relating to employment matters, civil rights and equal employment opportunities.

4.22       Insurance. LGIQ is not currently covered by valid, outstanding and enforceable policies of insurance, covering its business against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as LGIQ is engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the “Insurance Policies”). No Insurance Policies are in full force and effect. LGIQ has no reason to believe that it will not be able to obtain Insurance Policies as and when such Insurance Policies as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of LGIQ.

4.23       Permits. LGIQ possesses all Permits necessary to conduct its business, and LGIQ has not received any notice of, or is otherwise involved in, any Proceedings relating to the revocation or modification of any such Permits. All such Permits are valid and in full force and effect and LGIQ is in full compliance with the respective requirements of all such Permits.

4.24       Reserved.

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4.25       Illegal Payments. LGIQ, nor any director, officer, member, manager, agent, employee or other person acting on behalf of LGIQ has, in the course of his actions for, or on behalf of, LGIQ: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign law or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.26       Related Party Transactions. Except for: (i) transactions disclosed in the Financial Statements, which transactions are upon terms no less favorable than LGIQ could obtain from third parties; and (ii) arm’s length transactions pursuant to which LGIQ makes payments in the Ordinary Course of Business upon terms no less favorable than LGIQ could obtain from third parties, none of the officers, directors, managers, or employees of LGIQ, nor any stockholders, members or partners who own, legally or beneficially, five percent (5%) or more of the ownership interests of LGIQ (each a “Material Shareholder”), is presently a party to any transaction with LGIQ (other than for services as employees, officers and directors), including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or Material Shareholder or, to the best knowledge of LGIQ, any other person in which any officer, director, or any such employee or Material Shareholder has a substantial or material interest in or of which any officer, director or employee of LGIQ or Material Shareholder is an officer, director, trustee or partner.

4.27       Internal Accounting Controls. LGIQ’s independent registered public accounting firm is not required to, and has not, performed formal testing of its internal controls or policies and has not issued an independent opinion as to the quality of its internal controls. LGIQ’s management is responsible for establishing and maintaining a system of disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) that is designed to ensure that information required to be disclosed by LGIQ in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. An evaluation was conducted under the supervision and with the participation of LGIQ’s management of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2021. Based on that evaluation, LGIQ’s management concluded that its disclosure controls and procedures were not effective as of such date to ensure that information required to be disclosed in the reports that it files or submits under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

4.28       Brokerage Fees. There is no person acting on behalf of LGIQ who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

4.29       No General Solicitation. Neither LGIQ, nor its respective Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or issuance of the Revolving Note, the Advisory Fee Shares or any shares issuable upon conversion of the Revolving Note.

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4.30       Private Placement. Assuming the accuracy of the representations and warranties set forth in Article II above, no registration under the Securities Act or the laws, rules or regulations of any other Governmental Authority is required for the issuance of the LGIQ Stock.

4.31       Complete Information. This Agreement and all financial statements, exhibits, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to Park Place in connection with or in furtherance of this Agreement by or on behalf of LGIQ fully and fairly states the matters with which they purport to deal, and do not misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

ARTICLE V

Conditions to Closing

5.1.       LGIQ Conditions Precedent. The obligations of the Shareholders and Park Place to enter into and complete the Closing are subject, at the option of the Shareholders and Park Place, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Park Place and the Shareholders in writing.

(a)       Representations and Covenants. The representations and warranties of LGIQ contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. LGIQ shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by LGIQ on or prior to the Closing Date.

(b)       Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Park Place or the Stakeholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of LGIQ.

(c)       Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by LGIQ for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by LGIQ, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a LGIQ Material Adverse Effect.

(d)       Satisfactory Completion of Due Diligence. Park Place and the Stakeholders shall have completed their legal, accounting and business due diligence of LGIQ and the results thereof shall be satisfactory to Park Place and the Stakeholder in their sole and absolute discretion.

(e)       Offer of Employment to Existing Employees and Consultants. Within two (2) weeks following the Closing, LGIQ shall have presented to each Park Place employee or consultant at the Closing an employment agreement in forms satisfactory to LGIQ and Park Place.

(f)       Delivery of Documents At the closing LGIQ shall deliver to the Stakeholders and Park Place such other documents as Park Place may reasonably request for the purpose of facilitating the consummation of the Transactions.

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5.2.       Park Place and Stakeholder Conditions Precedent. The obligations of LGIQ to enter into and complete the Closing is subject, at the option of LGIQ, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by LGIQ in writing.

(g)       SAFE Holder Joinder Agreement. A majority of the holders of each tranche of the currently outstanding SAFEs of Park Place shall execute and deliver a Joinder Agreement in the form attached as Exhibit 5.1(a) hereto.

(a)       Representations and Covenants. The representations and warranties of the Stakeholders and Park Place contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Stakeholders and Park Place shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Stakeholders and Park Place on or prior to the Closing Date.

(b)       Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of LGIQ, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Park Place .

(c)       Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Stakeholders and/or Park Place for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Stakeholders and/or Park Place, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Park Place Material Adverse Effect.

(d)       Satisfactory Completion of Due Diligence. LGIQ shall have completed its legal, accounting and business due diligence of Park Place and the Stakeholders and the results thereof shall be satisfactory to LGIQ in its sole and absolute discretion.

(e)       Share Transfer Documents. The Stakeholders shall have delivered to LGIQ a duly executed stock transfer power for transfer by the Stakeholders of their Park Place Common Stock to LGIQ. Park Place shall have made arrangements with its third party cap table management platform to transfer to LGIQ the electronic certificates representing the Stakeholders’ Park Place Common Stock.

(f)       Regulatory Approvals. Park Place and its subsidiaries shall provide all change of control and other required documents to the Financial Industry Regulatory Authority (“FINRA”) that are necessary with respect any regulatory approvals related to the Transaction.

(h)       Delivery of Documents At the closing Park Place shall deliver to LGIQ such other documents as LGIQ may reasonably request for the purpose of facilitating the consummation of the Transaction.

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ARTICLE VI

Indemnification

6.1.       Survival of Representations, Warranties and Covenants. The representations and warranties made by Park Place herein shall survive the Effective Date and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is the Earnout Date; provided, however, the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.10, along with Sections 4.2, 4.3, and 4.28 shall survive until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2       Obligation of Park Place and Stakeholders to Indemnify. Subject to other terms and conditions in this Article VI, Park Place and the Stakeholders (each a “Seller Indemnifying Party” and collectively, the “Seller Indemnifying Parties”) shall severally and not jointly indemnify, defend and hold harmless LGIQ and its directors, officers, employees, affiliates, stockholders, debenture holders, agents, attorneys, successors and assigns (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of Seller Indemnifying Parties contained in this Agreement or (ii) breach by Seller Indemnifying Parties of any covenant or agreement contained in this Agreement, in each case so long as such representations, warranties, covenants or agreements survive the Effective Date.

6.3        Obligations of LGIQ to Indemnify. Subject to the other terms and conditions of this Article VI, LGIQ shall indemnify and defend each Stakeholder and each Stakeholder’s Affiliates and each of their respective officers, directors, employees, Stakeholders, agents, assigns and successors (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, all Losses based upon, arising out of or otherwise in respect of any (i) inaccuracy in or breach of any of the representations or warranties of LGIQ contained in this Agreement ; or (ii) breach by LGIQ of any covenant or agreement contained in this Agreement, in each case so long as such representations, warranties, covenants or agreements survive the Effective Date.

6.4       Notice and Opportunity to Defend. Promptly after receipt by any person entitled to indemnity under this Agreement (an “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to any other party (or parties) who is or may be obligated to provide indemnification pursuant to this Article VI (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

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6.5       Procedure. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, govern- mental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

6.6        Exclusive Remedy. The foregoing shall constitute the sole and exclusive remedy for any breaches under this Agreement provided, however, that this limitation shall not apply to indemnifiable damages arising out of, resulting from or in connection with: (i) as relates to LGIQ, the fraud or willful misconduct of Park Place or with respect to each Stakeholder, solely as relates to such Stakeholder’s own fraud or willful misconduct; and (ii) as relates to the Seller Indemnitees, the fraud or willful misconduct of LGIQ, in which case under Subsections (i) and (ii), liability shall be uncapped.

6.7       Limitations on Indemnification Obligations.

(a)       The indemnification obligations of the Stakeholders under Section 6.2 for breaches and inaccuracies of representations and warranties shall be limited to the amount of Merger Consideration actually received by such Stakeholder.

(b)       If any Buyer Indemnitee is entitled to receive any amount from the Stakeholders under Section 6.2, the Buyer Indemnitee shall first seek recovery from the unissued portion of the Earnout Shares, and shall retain from the Earnout Shares held in escrow, as much of such amount as is available and not subject to other pending claims.

ARTICLE VII

Covenants

7.1.       Blue Sky Laws. LGIQ shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the LGIQ Stock in connection with this Agreement.

7.2.       Public Announcements. LGIQ and Park Place will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.3.       Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated, provided that, at the Closing, LGIQ will shall pay the reasonable attorneys’ fees and transactions expenses of Park Place up to a total of $50,000.

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7.4.       Deferred Compensation.

(a)        As soon as practicably possible following the Closing (and within 15 days following the LGIQ Acquisition in the case of Tim Ettus), LGIQ shall pay all deferred compensation owed by Park Place to Park Place employees for the period prior to the Closing (the “Pre-Closing Period”); provided that any deferred compensation owed to Samantha Ettus or Jeffrey Punzel for the Pre-Closing Period will be paid in the form of LGIQ Stock priced on the fifteen (15) trading day VWAP immediately prior to the Closing.

(b)       On the first ordinary payroll date following the closing of the LGIQ Acquisition, LGIQ shall pay all deferred compensation owed to Park Place employees for the period beginning immediately following the Closing and ending upon the closing of the LGIQ Acquisition (the “Post-Closing Period”).

(c)       For purposes of clarity, no deferred compensation paid to Park Place service providers by LGIQ under this Section 7.4 shall in any way affect or offset the Merger Consideration payable under this Agreement.

7.5       Liability for Existing Park Place Debt. On or before November 30, 2023, LGIQ will repay existing debt of Park Place in an amount totaling up to $125,000 in the aggregate and an additional $53,802 of existing debt of Park Place shall be repaid in the form of LGIQ Stock priced on the fifteen (15) trading day VWAP immediately prior to the Closing; provided that Park Place shall provide all required assistance to LGIQ in identifying the creditors and facilitating payoff arrangements.

7.6        Liability for Unpaid Lease. In the event that Park Place is found liable for unpaid rent pursuant to the terms of the lease agreement pertaining to Park Place’s former headquarters, such amount shall be offset against the Merger Consideration owed under this Agreement by being deducted from the Earnout Shares otherwise payable hereunder.

7.7       Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date. Park Place shall take all necessary steps, and provide all required documents, to ensure that Park Place and its subsidiaries maintain compliance with all FINRA rules and regulations.

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ARTICLE VIII

Appointment of Representative and Escrow Agent

8.1       Representative. Each Stakeholder approves the designation of and designates (i) Park Place as the Escrow Agent, as defined below (and Park Place hereby accepts such designation), and (ii) Tim Ettus as the representative of the Stakeholders and as the attorney-in-fact and agent for and on behalf of each Stakeholder (such person and any successor, the “Representative”) with respect to claims for indemnification pursuant to Article VI and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative pursuant to this Agreement, including the exercise of the power to: (a) authorize the release or delivery to LGIQ of Earnout Shares or Closing Shares in satisfaction of indemnification claims of any Buyer Indemnitee pursuant to Article VI; (b) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claim for indemnification pursuant to pursuant to Article VI; (c) resolve, settle or compromise any claim for indemnification made pursuant to pursuant to Article VI; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Stakeholder with respect to the disposition, settlement or other handling of all claims for indemnification pursuant to pursuant to Article VI and all rights or obligations arising under pursuant to Article VI. The Stakeholders will be bound by all actions taken and documents executed by the Representative in connection with Article VI, and the Buyer Indemnitees will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Stakeholder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Stakeholder will severally, and not jointly, on a pro rata basis based on such Stakeholder’s proportional share of the unissued portion of the Earnout Shares being held in escrow by Buyer (such shares, the “Escrow Fund”), indemnify and hold harmless the Representative from and against any asserted liability incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of Article VI (including the hiring of counsel and the incurring of legal fees and costs) will be paid directly by the Stakeholders to the Representative on a pro rata basis based on each Stakeholder’s proportional share of the Escrow Fund. The Representative shall have no obligation under this Agreement, whether with respect to third-party claims or non-third party claims, for any amounts in excess of the Escrow Fund then held by Buyer (other than in his capacity as a Stakeholder). The Representative shall have no obligation under this Agreement in the case of any failure by any Stakeholder (other than the Representative himself) to have good and valid title to the shares of Park Place securities held by such Stakeholder. The person serving as the Representative may be replaced from time to time by the Stakeholders who held, as of immediately prior to the Closing, a majority of the outstanding shares of Park Place Common Stock, on an as-converted basis.

8.2       Expenses. The Escrow Agent and the Representative shall be entitled to reimbursement for expenses that are incurred in connection with its performance hereunder. In the event that any Stakeholder shall not have reimbursed the Escrow Agent or Representative for any such expenses, the Escrow Agent or Representative shall be entitled to reimbursement in the amount of such expenses out of any portion of the Escrow Fund that otherwise would be distributed to the Stakeholders, after satisfaction or resolution of all indemnification claims.

8.3       Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Purchaser or Seller. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. LGIQ and the Stakeholders shall jointly but not severally indemnify, defend and save harmless the Escrow Agent, and its directors, officers, agents and employees, solely in the capacity of the Escrow Agent (the “indemnitees”) from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of the Escrow Agent, or (ii) its following any instructions or other directions from the Representative, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

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ARTICLE IX

Miscellaneous

9.1.       Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified by like notice):

9.2.       Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by LGIQ, Park Place and the Stakeholders.

9.3.       Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Stakeholders, LGIQ and Park Place will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.4.       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.5.       Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

9.6.       Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Rescission Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

9.7.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LOGIQ, INC.

By:
Name:	Brent Suen
Title:	Chief Executive Officer

[Signature Page to Share Exchange Agreement]

PARK PLACE PAYMENTS, INC.

By:
Name:	Samantha Ettus
Title:	Chief Executive Officer

[SIGNATURE PAGES CONTINUE]

[Signature Page to Share Exchange Agreement]

THE STAKEHOLDERS OF PARK PLACE INC.

By:
Name:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

[SIGNATURE PAGES CONTINUE]

[Signature Page to Share Exchange Agreement]

ANNEX A

Definitions

“Series A Preferred Certificate of Designation” means the Certificate of Designation of Series A Preferred Stock of Logiq, Inc. on file with the Secretary of State of the State of Nevada.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Earnout Amount” means an amount equal to $4,000,000 payable in Earnout Shares, if, as, and to the extent earned in accordance with the terms of this Agreement.

“Earnout Date” means the date as set forth on Schedule 1.3.

“Earnout Target” means the milestones as set forth on Schedule 1.3.

“Park Place Bylaws” means the Bylaws of Park Place Investments, LLC, as amended to the date of this Agreement.

“Park Place Charter” means the Articles of Incorporation of Park Place Investments, LLC, as amended to the date of this Agreement.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“LGIQ Bylaws” means the Bylaws of Logiq, Inc., as amended to the date of this Agreement.

“LGIQ Charter” means the Articles of Incorporation of Logiq, Inc., as amended to the date of this Agreement.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

EXHIBITS

A	Side Letter Agreement

C-1	Park Place Stakeholder List/Chart

1.1	Share Exchange Chart

1.3	Earnout Targets

3	Park Place Disclosure Schedule

5.1(a)	SAFE Holder Joinder Agreement (form)

EXHIBIT A

Side Letter Agreement

[Attached]

EXHIBIT C-1

Park Place Stakeholder List/Chart

[see Waterfall]

EXHIBIT 1.1

Share Exchange Chart

[see Waterfall]

EXHIBIT 1.3

Earnout Targets

[Attached]

EXHIBIT 3

Park Place Disclosure Schedule

[Attached]

EXHIBIT 5.1(a)

Form of SAFE Holder Joinder Agreement

[Attached]